EXHIBIT 10.1

W I R E L E S S N E T W O R K, W O R L D’ S O N E A N D O N L Y W H O L E S A L E C A R R I E R N E T W O R K

DESIGN AND MANUFACTURING SERVICES AGREEMENT

This Design and Manufacturing Services Agreement (“Agreement”) is entered into as of this 11 day of August 2017 (“Effective Date”) by and between ViaLight Communications GmbH, a Bavarian corporation, having its principal place of business at Friedrichshafenerstr.1, D-82205 Gilching, Germany (“ViaLight”), and Airborne Wireless Network, Inc., a Nevada corporation, having its principal place of business at 4115 Guardian Street, Suite C, Simi Valley, California 93063, U.S.A. (“ABWN”).

RECITALS

WHEREAS, ABWN is in the business of developing, marketing and licensing a fully meshed high-speed broadband airborne wireless network by linking commercial aircraft inflight, which is known as the ”Infinitus Information Super Highway” AKA (“Infinitus”).

WHEREAS, ABWN desires to utilize with Infinitus a hybrid system which shall employ laser based communications, managed by a radio frequency control system, and which would help guide the lasers to their respective targets and which would carry the links during weather related interruptions of the laser.

WHEREAS, ViaLight has developed a field proven, functional high-speed commercial laser communication system, which can process signals from transponders mounted on stratospheric balloons and, at some point in the future, on satellites thousands of miles away.

WHEREAS, ABWN and ViaLight desire that ViaLight assist in the development of such a hybrid radio frequency-laser based communication system for use by Infinitus, whereby ViaLight will manufacture and deliver such laser equipment, that is necessary and appropriate to develop and use for such a hybrid radio frequency-laser based communication system.

WHEREAS, ABWN desires that ViaLight perform certain design and manufacturing services, including, but not limited to: purchasing, assembly and manufacture, testing and delivery of the Products defined in the Product Information Documents;

WHEREAS, the parties desire to define the general terms and conditions governing ViaLight’s design, manufacture and delivery of such Products, all as further set forth in this Agreement; and

WHEREAS, ABWN desires to work with ViaLight to design, manufacture and fulfill certain custom Products specifically for ABWN.

4115 Guardian Street • Suite - C • Simi Valley • California 93063-3382 • Telephone +1 805-583-4302 • www.airbornewirelessnetwork.com

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings set forth herein, and for other good and valuable consideration, ABWN and ViaLight agree as follows:

1.	DEFINITIONS

1.1.	“Affiliate” shall mean a person that directly, or indirectly by one or more intermediaries, controls, or is controlled by, or is under, control with, a party to this Agreement.

1.2.	“ABWN Consigned Items” shall mean, collectively, the ABWN Equipment and ABWN Material.

1.3.	“ABWN Equipment” shall mean the test equipment, fixtures, appurtenances, test hardware and software, and any other items provided or to be provided by ABWN to ViaLight that are used to design and manufacture Existing and/or Custom Products, as listed in the applicable Product Information Document.

1.4.	“ABWN Material” shall mean any Components or materials that are used to design and manufacture Existing and/or Custom Products that are provided by ABWN to ViaLight as Customer Furnished Items.

1.5.	“ABWN Requirements Document” shall mean ABWN’s requirements for documentation associated with Existing and/or Custom Products as amended in writing pursuant to the terms of this Agreement.

1.6.	“Components” shall mean the component parts that comprise a finished Product.

1.7.	“Component Cost” shall mean the cost paid by ViaLight for a Component.

1.8.	“Component Lead Time” shall mean the minimum amount of time necessary to purchase a Component in order to meet the current Forecast. Product Lead Times may be specified in a Product Information Document.

1.9.	“Custom Product” shall be defined by a significant modification to the Existing ViaLight Technology/ Product. This includes cases of significant redesign, significant miniaturization, significant enhancement of the data rate and similar cases.

1.10.	“Custom Product Information Document” shall be defined as the Product Information Document pertaining to a Custom Product as defined in Article 1.9.

1.11.	“Custom Design Services” shall mean laser equipment design, radio frequency equipment design, mechanical design, firmware design, electrical design, system or sub-system design, component engineering or other design services as specified in a Statement of Work.

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1.12.	“Deliverable” shall mean any of the following: Product Specifications, Test Plan, related custom prototypes, Final Deliverable and a top-level Product Information Document.

1.13.	“Excess Components” shall mean Unique Components and Special Components on hand at ViaLight’s site that are in excess of the amount needed for the current Forecast; provided, however, that such Components were purchased by ViaLight in order to meet a previous Forecast. A Component shall not be an “Excess Component” if it was purchased outside of the Component Lead Time necessary to meet the Forecast in effect at the time of purchase.

1.14.	“Final Deliverable” shall mean the Deliverable that is delivered to ABWN by ViaLight after ABWN’s acceptance of the Pre-production unit, as necessary, and completion of first inspections of a Product by ABWN. The Final Deliverable shall be the Product to be manufactured pursuant to this Agreement.

1.15.	“Forecast” shall have the definition set forth in Section 7.4.

1.16.	“Long Lead Time Component” shall mean a Component that has a lead time greater than the associated Product Lead Time.

1.17.	“Min/Max Components” shall mean the Components necessary to build the minimum and maximum levels of Product inventory required by ABWN, as specified in a Product Information Document.

1.18.	“MOQ Components” shall mean the Components purchased by ViaLight pursuant to minimum order requirements from a Supplier as approved by ViaLight in writing and specified in a Product Information Document.

1.19.	“NCNR Components” shall mean non-cancelable and non-returnable Components purchased by ViaLight as agreed to in writing by ABWN and specified in a Product Information Document.

1.20.	“Obsolete Component” shall mean a Unique Component and a Special Component that will no longer be utilized in the manufacture of a Product. A Component shall not be an “Obsolete Component” if it was purchased outside of the Component Lead Time necessary to meet the Forecast in effect at the time of purchase.

1.21.	“Product Lead Time” shall mean the pre-determined amount of time that is agreed by the parties and set forth in a Product Information Document.

1.22.	“Product” shall mean the product set forth in a Product Information Document.

4115 Guardian Street • Suite - C • Simi Valley • California 93063-3382 • Telephone +1 805-583-4302 • www.airbornewirelessnetwork.com

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1.23.	“Product Information Document” shall mean the document that contains the information and details set forth in Exhibit A and other information related to the manufacture and ownership of a Product (as updated by the parties from time to time). Without limiting the foregoing, a Product Information Document shall contain the following items: (a) sub-system level bill of materials and pricing, (b) identification of unique sub-systems, (c) Product Specifications, (d) identification of any Tooling and ABWN Equipment necessary or useful to the manufacture of the Product, (e) ownership of any Tooling and ABWN Equipment, (d) Test Plan, (f) the approved vendor list (“AVL”) in accordance with any FAA, or similar government regulatory agency, regulations/requests.

1.24.	“Product Specifications” shall mean the technical and functional specifications for a Product as outlined in a Product Information Document (as may be amended by the parties in writing pursuant to the provisions of this Agreement).

1.25.	“Slow Moving Inventory” shall mean a Unique Component/sub-system that has been on hand at ViaLight’s premises for more than six (6) months; provided, however, such Component/sub-system was not purchased outside of the Component/sub-system Lead Time necessary to meet the Forecast in effect at the time of purchase.

1.26.	“Special Components” shall mean NCNR Components, MOQ Components, Long Lead Time Components and Min/Max Components for a particular Product.

1.27.	“Statement of Work” shall mean the written statement of work for each Product or design project that contains (at a minimum) the information set forth in Exhibit C (as amended in writing from time to time upon mutual agreement of the parties).

1.28.	“Supplier” shall mean a third-party supplier of Components, ABWN Equipment, ABWN Materials or Tooling.

1.29.	“Test Plan” shall mean the specifications for testing a Product that are defined by ViaLight and approved by ABWN for such Product.

1.30.	“Tooling” shall mean the tooling, equipment or other materials used in the manufacture of a Product that are supplied by a third party and are paid for by ABWN in accordance with the terms of this Agreement.

1.31.	“Unique Components” shall mean Components that are specific and unique to a Product and that are not sold by a Supplier in the ordinary course of business to any party (other than ABWN) as specified in a Product Information Document.

1.32.	“ViaLight’s Existing Technology” shall mean ViaLight’s products, prototypes, breadboards, designs and design drawings, any other relevant documents, testing and manufacturing processes/procedures/software, software/firmware/VHDL code, algorithms (FEC coding, PAT, etc.) documentation, manuals, interface documents, data, memoranda, notes, information, testing equipment.

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2.	PROCESS

2.1.	ABWN Requirements Document. ABWN shall be responsible for the definition of each Product and delivery of the associated ABWN Requirements Document. The ABWN Requirements Document shall reflect the existing ViaLight’s Product Specification and/or other Custom Design Services requested by ABWN.

2.2.	Proposal. ViaLight shall provide a proposal to ABWN outlining the estimated product prices, Delivery Dates, schedules and Deliverables associated with each Product defined in an ABWN Requirements Document. If agreed upon by ABWN, the parties shall execute a Statement of Work that specifies the terms of such proposal.

2.3.	Custom Design Services. ViaLight shall perform the Custom Design Services as outlined in a Statement of Work and the associated ABWN Requirements Document. This shall include completion and acceptance (as defined in Article 3) of each of the following Deliverables: Product Specifications, Test Plan, necessary prototypes, Final Deliverable and the associated Product Information Document. If the terms of a Product Information Document and this Agreement shall conflict in any way, the terms of such Product Information Document shall prevail.

2.4.	Testing. ViaLight shall perform Product testing in accordance with the Test Plan.

3.	ACCEPTANCE

3.1.	When ViaLight has completed a Deliverable, ViaLight will deliver it to ABWN. ABWN will accept or reject such Deliverable within thirty (30) calendar days after delivery (unless another time period is specified in a Statement of Work). If ABWN legitimately rejects a Deliverable, ViaLight will use its reasonable commercial efforts to promptly correct the failures properly specified in the rejection notice (at no additional cost to ABWN) within thirty (30) calendar days. In the event that ViaLight expects that the correction of a particular failure is not possible within thirty (30) calendar days, the parties will determine a reasonable remedy period in good faith. When it believes that it has made the necessary corrections, ViaLight will again deliver such Deliverable to ABWN and the acceptance/rejection/correction provisions above shall be reapplied until the Deliverable is accepted; provided, however, that upon a second or any subsequent legitimate rejection, ABWN may terminate the respective project or Product by ten (10) calendar day notice, unless such Deliverable is accepted during the ten (10) calendar day notice period. In the event that ABWN (i) fails to reject such Deliverable within the aforementioned thirty (30) calendar day period or (ii) uses such Deliverable according to its intended use, such Deliverable shall be deemed accepted. The cost incurred from such termination hereunder shall be mutually agreed upon and equitably allocated between the parties in accordance with their responsibility for its underlying cause.

4115 Guardian Street • Suite - C • Simi Valley • California 93063-3382 • Telephone +1 805-583-4302 • www.airbornewirelessnetwork.com

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4.	MANUFACTURE AND SALE OF PRODUCTS

4.1.	Upon the completion and agreement of a Product Information Document, ViaLight shall manufacture and sell to ABWN the Product in accordance with the associated Product Specifications and other terms set forth in this Agreement and the associated Product Information Document.

5.	ENGINEERING CHANGE ORDERS

5.1.	ABWN Proposed Changes. ABWN may propose changes to a Product or Product Information Document at any time. Such changes may include, but are not limited to, changes to applicable drawings, designs or specifications; required method of shipment or packing; or place of delivery. In the event that ABWN decides to make a change, and ViaLight agrees to the proposed change, ABWN shall issue an engineering change order in writing to ViaLight specifying the change (“ABWN ECO”). For standard ABWN ECOs, ViaLight shall provide a written acknowledgement within twenty (20) calendar days of receipt of such ABWN ECO. For all investigations and assessments of design impacts, price impact must also be elaborated by Vialight and will be reflected in a Change Proposal. ABWN will cover the additional expenses for such investigations and assessments. ABWN shall review such proposed schedule and estimates and either accept or reject the Acknowledgement. If ABWN accepts the Acknowledgement, ABWN shall pay ViaLight the amounts specified in the Acknowledgement in accordance with the terms agreed to by the parties. Notwithstanding the above, with the exception of approved Unique Components and Special Components, ABWN shall not be responsible for reimbursing ViaLight for Obsolete Components that were purchased outside of the Product Lead Time necessary to meet the Forecast in effect at the time of the ABWN ECO.

5.2.	ViaLight Proposed Changes.

5.2.1.	General Restrictions. Subject to the terms of this section, ViaLight may not (a) relocate any part of the facility in which Product(s) are manufactured without advising ABWN; (b) make any change to Product Specifications or the manufacturing procedures or quality assurance processes associated with Product(s); or (c) change any other ABWN requirements related to a Product, including without limitation, the manufacturing or supply of such Product (each of clauses (a), (b) and (c) shall be considered an “Engineering Change”) without following the prescribed procedure in section 5.2.2.

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5.2.2.	Change Procedure. When ViaLight desires to implement an Engineering Change, ViaLight shall issue an engineering change order in writing to ABWN specifying the change (“ViaLight ECO”). The ViaLight ECO shall include, without limitation, sufficient details regarding the nature of the proposed Engineering Change, the reason for the proposed change, details regarding its implementation, the impact of the change (including scheduling and pricing), and the proposed implementation date of the Engineering Change. Promptly after issuing any ViaLight ECO, ViaLight shall, at a mutually agreed upon cost, provide ABWN with sufficient evaluation samples of the affected Product (after having incorporated the Engineering Change) within an agreed upon implementation period as well as any other information requested by ABWN to enable ABWN to evaluate such Engineering Change. ABWN may, acting in its sole discretion, reject any Engineering Change and shall notify ViaLight in writing of such rejection within twenty (20) calendar days from its receipt of appropriate Product samples and other information. While ABWN is considering an Engineering Change or if ABWN rejects an Engineering Change, ViaLight shall continue to perform the Custom Design Services and manufacture and supply such Existing and/or Custom Product, in accordance with the terms of this Agreement, without such Engineering Change, unless the ViaLight Engineering Change request is triggered by product safety issues. If ABWN provides its written approval of such Engineering Change, ViaLight shall implement such Engineering Change on a mutually agreed schedule and price.

6.	SUBCONTRACTORS

ViaLight shall be responsible for the activities of Subcontractors and will provide any information the FAA, or similar government regulatory agencies, may require. ABWN will not be responsible for payment or other obligations to any Subcontractors, unless otherwise agreed in writing. If, for any reason, there are any difficulties between ViaLight and its supply chain causing ViaLight to delay its delivery commitment in excess of ten (10) calendar days, ViaLight agrees to notify ABWN as soon as practical, and no later than seven (7) calendar days, and discuss mutually beneficial resolutions.

7.	PURCHASE ORDERS

7.1.	Purchase Orders. ABWN purchase orders may be issued in writing, by mail or facsimile, or by electronic means as the parties may from time to time agree. ABWN’s purchase orders for Products shall include the following: a) Identification of Products ordered by ABWN part number and descriptions; b) Quantity to be purchased; c) the total Price of Products ordered based on the pricing agreed to during regularly scheduled planning meetings; d) Date the Product is to be delivered (“Delivery Date”); e) Shipping destination; and f) Labeling instructions.

4115 Guardian Street • Suite - C • Simi Valley • California 93063-3382 • Telephone +1 805-583-4302 • www.airbornewirelessnetwork.com

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7.1.1.	Purchase Orders for “End of Life Product”. ABWN may place one (1) final binding purchase order, within the last purchase period identified by ViaLight. ABWN reserves the right to discontinue procurement of any “End of Life Product”. Any Product designated as an End of Life Product will be identified to ViaLight in writing at least one hundred eighty days (180) calendar days in advance of the last shipment, and issue purchase orders of End of Life Product with quantity forecasted for those one hundred eighty (180) days to ViaLight. ABWN acknowledges that orders placed for End of Life Products are non-cancelable and non-returnable and cannot be rescheduled. In the event that any purchase orders for End of Life Products are agreed upon by ViaLight to be cancelled, ABWN shall be liable for any damage or losses caused to ViaLight, including, without limitation, the actual costs of materials, shipping and labor costs incurred by ViaLight, compensation to a Supplier of ViaLight. ABWN acknowledges and agrees that ViaLight may, with ABWN’s prior written consent, be required to purchase a minimum quantity of materials which are manufactured for ABWN’s End of Life Products. In the event that ABWN’s purchase order for End of Life Products do not satisfy the minimum order quantity of such materials, ABWN shall be fully liable for the costs or expenses of such excess materials, and may either help re-sell or pay for such excess materials.

7.2.	Controlling Terms. All purchase orders and invoices pursuant to this Agreement shall be subject only to the terms and conditions hereof. In the event that the terms of any such purchase order, confirmation or similar document, conflicts with, or are in addition to, the terms of this Agreement, the terms of this Agreement shall govern regardless of execution of any such document by either of the parties. No other ViaLight or ABWN terms and/or conditions shall apply to this Agreement or the purchase orders, unless otherwise agreed by the parties in writing.

7.3.	Purchase Order Process. All purchase orders received by ViaLight shall be deemed accepted by ViaLight, unless ViaLight notifies ABWN within fifteen (15) calendar days of receipt that such purchase order is not in compliance with the terms of this Agreement. If ViaLight has any reason to believe it will not meet the required shipment date, it shall notify ABWN within the aforementioned fifteen (15) calendar day period. ABWN shall have the right to track the status of any purchase order via email or phone call. ViaLight shall provide ABWN with an electronic shipping notification within two (2) business days after a Product has shipped. Invoicing will be daily with all relevant and accurate tracking numbers and freight charges included with each invoice. ViaLight shall include in all invoices any and all information pertaining to the shipping of a Product as reasonably requested by ABWN.

7.4.	Forecasts. Before the beginning of each calendar month during the term of this Agreement, ABWN shall provide a non-binding, rolling twelve (12) month forecast setting forth ABWN’s demand for Products (“Forecast”). ABWN will update the Forecast on a monthly basis, the first 3 months of each contract period, of which shall be binding.

7.5.	Cancellation of Purchase Orders. ABWN may provide ViaLight with a cancellation notice at any time. ViaLight shall, upon receipt of such a notice, stop work on such units of Products to the extent specified therein. Notwithstanding anything to the contrary herein, ABWN shall be liable for the costs incurred from such cancellation in accordance with Article 12 of this Agreement.

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8.	DELIVERY TERMS

8.1.	Packaging. ViaLight shall package and label Products in accordance with the packaging and shipping specifications specified in the associated Product Specifications. ViaLight shall not mark or label a Product, except as set forth in the associated Product Specifications. ViaLight shall be responsible for any loss or damage to Products due to ViaLight’s failure to preserve, package or handle a Product in accordance with ABWN’s packaging and shipping specifications. ViaLight will have all risk of loss, damage or destruction to the ordered Products until delivery to a carrier specified by ABWN in writing.

8.2.	Shipping. All Products shall ship from a ViaLight-approved premise in order to meet the associated Delivery Dates.

8.3.	Late Shipments. ViaLight shall immediately notify ABWN in writing upon becoming aware that any part of a shipment of Products will not be, or has not been, delivered by the associated Delivery Date and shall provide reasons for the delay and a revised Delivery Date. ViaLight’s revised Delivery Date must take into account the use of all reasonable means available to expedite production and delivery of the delayed Products, including, without limitation, expediting the procurement of materials, using expedited transportation means and labor overtime (“Accelerated Measures”). In the event of such delay, ABWN may assess a charge of not more than 4% of the total price of the affected shipment to ViaLight as a result of such delayed delivery.

8.4.	Inspection. Notwithstanding any prior inspection or payment by ABWN, all Products shall be subject to final inspection and acceptance by ABWN within thirty (30) calendar days after delivery.

8.5.	Shipping Documentation. ViaLight shall maintain complete and accurate shipping documentation for all shipments for a minimum of three (3) years following the date of shipment. Shipment documentation includes.

8.6.	the purchase order, packing slip, commercial invoice, carrier waybill, any information pertaining to direct fulfillment of each Product and ViaLight’s billing invoice. ABWN and its authorized agents and representatives shall have access to such records for purposes of performing an audit during normal business hours during the term of this Agreement and during periods which ViaLight is required to retain such records at the ViaLight manufacturing site.

8.7.	Allocation. ViaLight agrees to apply its reasonable efforts to meet allocation requirements based on the Forecast from section 7.4.

4115 Guardian Street • Suite - C • Simi Valley • California 93063-3382 • Telephone +1 805-583-4302 • www.airbornewirelessnetwork.com

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9.	PRICING AND PAYMENT TERMS

9.1.	Prices. The initial price for a Product shall be set forth in the associated Product Information Document. Prices will be reviewed on a quarterly basis and are subject to anticipated reductions as provided in this Agreement.

9.2.	Non-Recurring Engineering Fee. As consideration for the Tooling and any other items specifically outlined in a Product Information Document, ABWN shall pay to ViaLight a non-recurring engineering fee as specified in the associated Product Information Document or Statement of Work (as the case may be).

9.3.	Taxes. Prices stated in a Product Information Document are in U.S. Dollars and are inclusive of all taxes, other than taxes on a party’s net income, which shall be the sole responsibility of that party.

9.4.	Payment Terms. The payment schedule applicable for each Purchase Order for Products to be delivered to ABWN is defined in Exhibit X per pre-production coordination meeting. All undisputed payments due hereunder shall be paid in U.S. Dollars not later than thirty (30) calendar days following the invoice date of receipt.

9.5.	Quarterly Report. Within the last five (5) days of every quarter, ViaLight shall provide ABWN with a detailed accounts receivable aging report (in electronic format detailed in Exhibit D).

9.6.	Non-approved Charges. ABWN shall not be liable without ABWN’s prior approval, which cannot be withheld without reasonable cause, to ViaLight for any overtime charges, freight charges or Component price increases incurred by ViaLight.

10.	COST REDUCTIONS

10.1.	Cost Reduction. ViaLight shall use commercially diligent efforts to achieve ongoing reductions in the overall pricing as outlined in Exhibit D.

11.	SOURCING

11.1.	Sourcing of Components. ViaLight shall be responsible for the procurement of the Components. ViaLight agrees to use reasonable efforts to ensure that obsolescence issues are not affecting the delivery of Products and the life of Products.

12.	INVENTORY LIABILITY

12.1.	Inventory Liability Report. ViaLight shall provide ABWN with a quarterly report setting forth the number of Slow Moving Inventory, Excess Components and Obsolete Components.

12.2.	Disposition Process for Obsolete Components and Excess Components. On a quarterly basis (based on ABWN’s fiscal quarter), the following disposition process shall be followed for all Obsolete Components and Excess Components:

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12.2.1.	ViaLight shall use diligent commercial efforts throughout each such fiscal quarter to sell such Slow-Moving Inventory, Obsolete Components and/or Excess Components; provided, however, any and all differences between the purchase prices and the market prices shall be absorbed by ABWN.

12.2.2.	If ViaLight is unable to sell such Obsolete Components and/or Excess Components that ABWN has previously agreed to before the end of such fiscal quarter, then ABWN will either (a) pay an agreed upon price to ViaLight to cover the cost of both the Component and the cost of scrapping such Component, (b) pay an agreed upon price to ViaLight to cover the acquisition of the Component by ABWN (and delivery to a third party location in agreement with ViaLight) or (c) pay an agreed upon carrying cost to ViaLight and ViaLight shall retain such Obsolete Components and/or Excess Components in inventory on ABWN’s behalf; provided, however, that (i) Obsolete Components need not be carried by ViaLight in excess of three (3) months and either clause (a) or (b) shall be applicable after the three (3) month period has ended and (ii) Excess Components need not be carried by ViaLight in excess of one (1) year and either clause (a) or (b) shall be applicable after the one (1) year period has ended.

12.3.	Disposition Process for Slow Moving Inventory. Before the end of each such fiscal quarter, ABWN and ViaLight shall agree upon a carrying cost to be paid by ABWN to ViaLight in order to retain (on ABWN’s behalf) any Slow Moving Inventory; provided, however, that Slow Moving Inventory need not be carried by ViaLight in excess of one (1) fiscal year and after such one (1) year period has ended, ABWN will either (a) pay an agreed upon price to ViaLight to cover the cost of both such Component and the cost of scrapping such Component, or (b) pay an agreed upon price to ViaLight to cover the acquisition of such Component by ABWN (and delivery to a third party location).

12.4.	Mitigation. Subject to the notification requirements set forth herein, ViaLight will exercise commercially reasonable efforts to mitigate ABWN’s liability for Excess Components, Obsolete Components, Slow Moving Inventory and Special Components, including, without limitation, by canceling or rescheduling materials orders, selling materials or utilizing the materials for other customers. However, ViaLight shall obtain prior written consent from ABWN prior to any sale of any A Part Component (as defined in the Product Information Document). Upon request from ABWN, ViaLight shall provide ABWN with evidence of such efforts to mitigate liability. Unless otherwise contained herein, the maximum total ABWN liability for any Slow-Moving Inventory, Excess Components or Obsolete Components may not exceed ViaLight’s unit price for such Components as set forth in the Product Information Document.

4115 Guardian Street • Suite - C • Simi Valley • California 93063-3382 • Telephone +1 805-583-4302 • www.airbornewirelessnetwork.com

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12.5.	Cancelled Purchase Orders. In the event that ABWN cancels a Purchase Order as per article 7.5, ABWN shall be liable for all costs incurred as a result of that Purchase Order up to the date of cancellation.

12.6.	Exceptions. If the Forecast for any period is reduced due a Warranty defect or due to an Epidemic Failure for which ViaLight bears responsibility, then ABWN shall not be liable (under this section or otherwise) for any Component or Product costs or expenses related to such reduction.

13.	REPORTING

13.1.	Accounting Records. ViaLight shall maintain complete and accurate records of all amounts billed and billable to ABWN and payments made by ABWN hereunder (in accordance with U.S. generally accepted accounting practices) for a period of three (3) years following the expiration or termination of this Agreement. ViaLight agrees to provide reasonable supporting documentation concerning any disputed invoice to ABWN within thirty (30) calendar days after ABWN provides written notice of such dispute to ViaLight.

14.	COMMUNICATION

14.1.	General Communication. ViaLight agrees to use its commercially diligent efforts to provide ABWN with written notice as soon as commercially practicable upon the occurrence of any event that could affect a Product. This includes, but is not limited to: supply chain issues (e.g., shortages in Components or other materials necessary for the manufacture of a Product, issues with Suppliers or relationships with Suppliers, Supplier corrective action report notices, etc.), design issues (e.g., issues with design validation testing), delivery issues (e.g., transit delays, strikes, etc.) operational issues (e.g., work order fall-outs greater than 90%) and ViaLight business issues (e.g., change in business stability, any material press releases regarding ViaLight business, etc.).

14.2.	Bi-annual Coordination Meetings. ABWN and ViaLight agree to hold bi-annual coordination face-to-face meetings (i.e. 2 times per year) to discuss planning and coordination of program and quality management, location to be mutually agreed (nominally, one at each organization’s location).

15.	QUALITY

15.1.	Quality Control. ViaLight acknowledges and agrees that all Products will be designed and manufactured in accordance with ViaLight’s Quality Standards, and in compliance with necessary FAA and similar government agency regulations as notified by ABWN, applicable for similar products and, also, in accordance with the Quality Control Standards set forth by ABWN.

15.2.	Quality Control Personnel. ABWN may, at its option and expense, send its quality control personnel, given 2 calendar weeks’ notice, to ViaLight’s facilities to assist in or observe the work in progress. ABWN may, from time to time, suggest commercially reasonable modifications to ViaLight’s procedures for performing the services under this Agreement for the purpose of enhancing or assuring quality, and ViaLight shall, using ViaLight’s best judgment, act in good faith to either (a) comply with such suggestions or (b) explain to ABWN why any such suggestion is not in the best interests of ABWN or why such suggestion should not be implemented. Changes to VLC or supplier processes, procedures, or quality standards resulting in cost increase or decrease shall be identified as per the ECO clauses above.

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15.3.	Facility Inspection. ViaLight shall, whenever reasonably requested by ABWN, permit ABWN, or a third party acting on behalf of ABWN, the opportunity to inspect (at ViaLight’s facility) the processes and procedures used by ViaLight to perform its obligations under this Agreement. ABWN and the third party acting on behalf of ABWN shall always respect ViaLight’s instructions regarding confidentiality and protection of business secrets. ABWN shall provide ViaLight with at least two calendar weeks’ (2) notice prior to any such inspection. All such requests will be made from ABWN to ViaLight in writing.

16.	QUARTERLY REVIEWS

16.1.	Administrative Reviews. After receipt of the information set forth in Section 16.1, ABWN and ViaLight shall, given one (1) calendar weeks’ notice upon ABWN’s request, meet (by telephone, videoconference or in person) to discuss ViaLight’s performance, prices and other issues relating to this Agreement, including, but not limited to, ViaLight’s performance with regard to technology, quality, cost, availability and ease of doing business (collectively “TQCAB”). At each such meeting, Product prices shall be reviewed for adjustments, and the parties shall agree on the appropriate price adjustments and the manner and the timing of their implementation, on a fair and reasonable basis. The parties will mutually agree upon and set price reduction targets for each of the new two (2) fiscal quarters based on Forecast and other factors affecting price, including, without limitation, those listed in Product Information Documents and identify actions and corresponding responsibilities of the parties required to achieve the target price reductions. If ViaLight fails to implement previously agreed targets with respect to ViaLight TQCAB, then ABWN and ViaLight will cooperate to identify the cause of such failure in order for both parties to achieve the target price reductions afterward.

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17.	TOOLING, TRAINING, ABWN EQUIPMENT & ABWN MATERIALS

17.1.	Provision of ABWN Consigned Items. ABWN may provide ABWN Consigned Items to ViaLight free of charge pursuant to the terms and conditions of this Agreement for use by ViaLight in the design, testing, manufacture and supply of Existing Products (non-exclusively) and for Custom Product exclusively for and to ABWN. ViaLight shall use ABWN Materials on a “first-in, first-out” basis to reduce the risk of obsolete or unusable material.

17.2.	Storage. Except as otherwise provided in the Agreement, ViaLight shall, at its cost, subject to Section 12, be responsible for safekeeping at its manufacturing facility all ABWN Consigned Items and Tooling, shall maintain the same in good condition and repair, except for normal wear and tear, shall store the ABWN Consigned Items and Tooling at such facility in a place that meets the requirements of this Agreement and shall segregate such ABWN Consigned Items and Tooling from other customer’s materials. All such ABWN Consigned Items and Tooling, while in the possession or under the control of ViaLight, shall be at ViaLight’s risk and ViaLight will be liable for any culpably caused damages to ABWN’s Consigned Items. For the avoidance of doubt, any deterioration of ABWN’s Consigned Items caused by ViaLight’s orderly use of ABWN’s Consigned Items or regular tear and wear shall not be considered damage in the sense of the preceding sentence.

17.3.	Orders for ABWN Materials. After execution of this Agreement, ViaLight shall order, take delivery of or pay for, by way of a purchase order, those ABWN Materials, if any, required to manufacture the Products ordered by ABWN within the lead time of Product manufacturing and in accordance with the Purchase Orders issued by ABWN. All purchase orders submitted to ABWN by ViaLight shall include a description of the required ABWN Materials, the quantities ordered, the prices thereof, the proposed Delivery Dates, and such other information as the parties may agree from time to time. Amounts due from ViaLight will be paid no later than forty-five (45) calendar days following the invoice date, which shall be no earlier than the shipment date. ViaLight purchase orders may be issued in writing, by mail or facsimile, or by electronic means, as the parties may from time to time agree.

17.4.	Tracking. ViaLight shall maintain complete and accurate records of the quantity of ABWN Materials received from ABWN, along with the quantity used in Products shipped to or on behalf of ABWN and the quantity wasted in the manufacture, test and supply of Products. ViaLight shall provide such records or related information as required from time to time by ABWN during the term of this Agreement, and ABWN may, on ten (10) calendar days’ notice to ViaLight, audit such information at ViaLight’s manufacturing premises. ViaLight shall maintain and properly safeguard any such wasted ABWN Materials, so that they may be audited hereunder and salvaged, should ABWN desire.

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17.5.	Permitted Use. ABWN grants ViaLight a limited license to use the ABWN Consigned Items and Tooling only as set forth in this Agreement. ViaLight acknowledges and agrees that ViaLight is only a bailee of the ABWN Consigned Items and Tooling on the terms and conditions set out this Agreement, and that ViaLight will use them in accordance with any operation instructions provided or government regulations. ViaLight will not pledge or otherwise encumber the ABWN Consigned Items or Tooling. In the event the premises in which the ABWN Consigned Items or Tooling are installed are encumbered in any way (e.g. a financial institution has a security interest in the premises or property thereon or a landlord), ViaLight shall provide notice to any party having such an interest that (a) the ABWN Consigned Items or Tooling are contained within such premises; (b) the ABWN Consigned Items and Tooling are the property of ABWN; (c) any encumbrance regarding those premises or ViaLight’s property does not extend to the ABWN Consigned Items or Tooling; and (d) ABWN retains its rights of recovery and repossession of the ABWN Consigned Items and Tooling. ViaLight shall immediately report to ABWN: (i) any attempted seizure or attachment of the ABWN Consigned Items or Tooling by ViaLight’s creditors; (ii) any petition in bankruptcy, insolvency, receivership or similar proceedings filed by, or against, ViaLight; or (iii) any arrangement, composition or similar agreement for the benefit of ViaLight’s creditors.

17.6.	Prohibited Uses. ViaLight shall use the ABWN Consigned Items and Tooling only for the permitted use as described in this Agreement and only for the exclusive benefit of ABWN. Any use or activity by or on behalf of ViaLight associated with ABWN Consigned Items or Tooling that is not expressly permitted by this Agreement is prohibited. Without limiting the generality of the immediately preceding sentence, ViaLight shall not, and shall not allow others, to: (i) modify, alter, disassemble, cut, destroy, cleave, crush or reverse-engineer ABWN Consigned Items or Tooling; (ii) sell, rent, lend, donate, give any guaranty or security interest in, transfer possession or purport to transfer title in any way of, ABWN Consigned Items or Tooling to any third party; (iii) allow any employee, agent or contractor not adequately trained to work with ABWN Consigned Items or Tooling or not involved in the testing or demonstrations of the ABWN Consigned Items or Tooling to have access to the ABWN Consigned Items or Tooling; or (iv) use or transport the ABWN Consigned Items or Tooling outside of ViaLight’s facilities without written permission from ABWN.

17.7.	Costs. In the event any ABWN Consigned Item or Tooling may require repair, upgrading or calibration or has exceeded its useful life, ViaLight shall so notify ABWN and ABWN shall reimburse or replace such ABWN Consigned Item or Tooling. Both parties acknowledge and agree that such reimbursement shall only be for materially significant, actual incurred costs. While in the possession and under the control of ViaLight, ViaLight shall bear all risk of loss regarding, and be liable for any damage to, the ABWN Consigned Items and Tooling (reasonable wear and tear excepted). ViaLight will assure ABWN that standard manufacturing practices will be applied to the ABWN Consigned Items and Tooling against loss or damage during the term of this Agreement. ViaLight shall pay to ABWN the new replacement cost as assessed by ABWN and agreed by ViaLight, of any ABWN Consigned Item or Tooling that is lost, stolen, destroyed or damaged beyond repair when not adhering to standard manufacturing practices. ViaLight shall bear no risk of loss or not be liable for any damage to the ABWN Consigned Items and Tooling if ABWN delays or refuses to receive ViaLight’s return of such ABWN Consigned Items and Tooling either after expiration or termination of this Agreement or upon ViaLight’s reasonable request. Any item, article, accessory, document or thing supplied in conjunction with the ABWN Consigned Items (including operation manuals) or Tooling not returned to ABWN, at ABWN’s request, and ViaLight is willing to keep upon termination or expiration of this Agreement, shall be paid for by ViaLight in an amount determined by ABWN.

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17.8.	Tooling. As it applies to ABWN-provided Tooling, the obligations of ViaLight set forth in this article shall apply regardless of whether the Tooling is located at ViaLight’s premises or a third-party premises. ViaLight shall, upon request from ABWN, transfer all right, title and interest to the Tooling to ABWN, free and clear of any liens or other encumbrances. Upon any termination or expiration of this Agreement, ViaLight shall assist and cooperate in good faith with the physical transfer by ABWN of the Tooling to other locations designated by ABWN, at ABWN’s cost.

17.9.	Training. As it applies to ABWN-provided tooling, the obligation to provide training and support rests with ABWN.

17.10.	Delivery of ABWN Consigned Items. ViaLight shall, at ABWN’s cost, assist with any customs/export/trade related approvals, duties and/or other obligations as may be required for the delivery of the ABWN Materials, ABWN Equipment and Tooling.

18.	OWNERSHIP

18.1.	ABWN Property. Subject to Section 18.2, ABWN shall own all right, title and interest in and to each Custom Product Information Document, all relevant Product(s), or portions of Products currently under accepted Purchase Order, in production with final payment from ABWN.

18.1.1.	Tooling and ABWN Consigned Material ABWN shall own all right, title, and interest to all ABWN-provided Tooling and ABWN Consigned Material.

18.2.	ABWN Inventions and Intellectual Property. Any and all ABWN-generated Product designs, inventions or improvements specifically for ABWN Custom Products are the sole property of ABWN as defined in Exhibit Y Section 1.

18.3.	ViaLight Property. All right, title and interest in and to ViaLight’s Existing Technology, ViaLight’s products, intellectual property rights and Confidential Information (“ViaLight’s Existing Technology” as defined Exhibit E Section 2) shall remain ViaLight’s exclusive property. ViaLight shall retain all right, title and ownership to any discoveries, inventions, technical information, procedures, designs, manufacturing or other processes, software, firmware, technology, know-how or other intellectual property rights comprising ViaLight’s design, design techniques, design data, or manufacturing processes. “ViaLight’s Existing Technology” and “ViaLight Process Technology” shall be deemed “ViaLight Property.”

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18.4.	Product Licensing. During the term of this Agreement, ViaLight hereby grants to ABWN a worldwide, irrevocable, perpetual, non-exclusive, fully paid, royalty free, right and license to distribute, use, import, export, offer to sell, and sell any Custom Product or ViaLight Product owned by ABWN to any third party. Such right does not include the right to reproduce, re-engineer or divest ViaLight’s underlying Existing Technology.

18.4.1.	Licensing ABWN Inventions and Intellectual Property. Upon request by ViaLight, ABWN shall grant ViaLight a non-exclusive license at standard market conditions to the ABWN Inventions and Intellectual Property incorporated into Existing or Custom Products. The license shall be negotiated between the parties, in good faith, and subject to a separate agreement.

18.4.2.	Emergency License. Upon the request of ABWN, ViaLight will grant to ABWN, to the extent legally permitted, a world-wide non-exclusive and timely limited license ("Emergency License”) to all rights that are not already assigned to ABWN under this Agreement and that are necessary to manufacture and distribute a particular Product and for these purposes to use the respective technology, production know-how and other information as contained in respective hardcopy or digital or electronic storage devises ("Manufacturing Information") condition precedent to:

(i)	a filing of a bankruptcy or insolvency proceeding by or against ViaLight or the insolvency administrator decides not to fulfill this Agreement, or;

(ii)	ViaLight’s inability to supply ABWN with the agreed quantity of a particular Product over an uninterrupted period of 9 months.

The Emergency License is limited to the residual term of this Agreement or ViaLight’s announcement to ABWN to continue supply within a reasonable time, whichever occurs first.

18.5.	Assignment. The parties hereby make any and all assignments necessary to accomplish the ownership provisions of this article. In interpreting such ownership provisions, anything made or conceived or reduced to practice by an employee or contractor of a party in the course of performance under this Agreement will be deemed so made or conceived or reduced to practice by that party; each party has and will have appropriate agreements with all such employees and contractors’ necessary to fully effect the provisions of this article.

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18.6.	Perfection. A party being assigned any proprietary right under this Agreement will have the exclusive right to, and, at such party’s expense, the assigning party agrees to assist such party in every appropriate way (including, without limitation, becoming a nominal party) to, evidence, record and perfect an assignment and to apply for and obtain recordation of, and from time to time enforce, maintain, and defend such proprietary rights. Each party will execute all documents as the other may reasonably request for such purposes.

18.7.	Proprietary Rights Notices. ViaLight agrees to properly mark each Product and any accompanying documentation with ABWN’s copyright or other proprietary rights notice, as directed by ABWN, to indicate ABWN’s Intellectual Property Rights in such Products. Unless otherwise provided herein, nothing in this Agreement shall be construed as a grant of any license, right or interest in any trademark, trade name or service mark of either party, or any third party from whom either party may have acquired license rights.

18.8.	Trademark Use. All trademarks, service marks, trade names or logos identifying the ABWN Custom Products or ABWN (the “Marks”) are the exclusive property of ABWN. ViaLight will not take any action that jeopardizes ABWN’s proprietary rights or acquire any rights in the Marks, except as specifically set forth below. ViaLight will not register, directly or indirectly, any trademark, service mark, trade name, copyright, company name or other proprietary or commercial right which is identical or confusingly similar to any Mark or which constitute a translation into other languages. ViaLight will use the Marks exclusively to identify the Products containing ABWN’s Intellectual Property. Any use of the Marks shall clearly identify ABWN as the owner of the Marks. ViaLight will immediately notify ABWN if ViaLight learns (i) of any potential infringement of any Mark by a third party, or (ii) that the use of any Mark may infringe the proprietary rights of a third party. ABWN will determine the steps to be taken in those circumstances. In connection with any potential infringement of or by any Mark, ViaLight will (i) provide ABWN with the assistance that ABWN may reasonably request, and (ii) not take steps on its own without ABWN’s prior approval.

19.	WARRANTIES

19.1.	Authority. Each party warrants that it has the right and authority to enter into this Agreement and perform its obligations hereunder.

19.2.	Quality. ViaLight shall perform and hereby warrants that all Products, when delivered in accordance with the purchase order, will have passed the test and quality control procedures set forth in the Operations Supplier Quality Manual and will meet the associated Product Specifications for such Product.

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19.4.	Service Warranty. Any and all warranty services to be provided by ViaLight hereunder shall be performed to a standard reasonably acceptable in the industry.

19.5.	Design Warranty. ViaLight shall perform the Design Services so as to produce a Final Deliverable that conforms in all material respects to the associated Product Information Document, the associated Statement of Work and the associated ABWN Requirements Document.

19.6.	Warranty Process. Products that fail to meet the Warranty during the Warranty Period shall be returned to ViaLight (pursuant to the RMA process set forth in Section 19.9) and, at ABWN’s option, ViaLight shall, at ViaLight’s cost and decision, promptly repair or replace such Product at no cost to ABWN. All Products repaired or replaced under warranty shall be warranted for a period equal to the remainder of the original Warranty Period.

19.7.	Out of Warranty Process. Products that fail to meet the Warranty after the Warranty Period shall be returned to ViaLight (pursuant to the RMA process set forth in Section 19.9) and ViaLight shall promptly repair such Product, if appropriate. ABWN shall pay the fee set forth in the associated Product Information Document for all such repairs.

19.8.	Replacement of Product. Upon request from ABWN, ViaLight will deliver a replacement of any Product that does not meet the Warranty requirements (whether or not under the Warranty Period).

19.9.	Product Returns. Within forty-eight (48) hours after receipt of a request to return a Product, ViaLight shall issue a Return Materials Authorization number (“RMA”). If no RMA is issued within two (2) business days plus a one (1) business day grace period (three (3) business days total), ABWN may return such Product without further notice to ViaLight and without an RMA. In the event that a Product is determined to not meet the Warranty, ViaLight shall pay all costs associated with the transportation of such returned Product, including the cost of transportation from ABWN to ViaLight’s premises, and when applicable, transportation of replacement or repaired Products to ABWN, as well as all insurance costs associated with such returned Products and such repaired and replacement Products. In all other circumstances, freight costs shall be paid by ABWN. Any Products repaired by ViaLight shall not be considered as “new” Products.

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19.10.	Failure Analysis. ViaLight shall, within ten (10) calendar days of receipt of any Product, complete a basic failure analysis on such Product. Upon ABWN’s request, ViaLight shall perform next level failure analysis and deliver a written report of such analysis and ViaLight’s findings within ten (10) calendar days.

19.11.	No Trouble Found (“NTF”) – In-Warranty / Out of Warranty. To the extent the monthly (by calendar month) NTF rate for a particular Product does not exceed the percentage specified in the associated Product Information Document (“NTF Percentage”), there will be no charge associated with any Product returned which is determined by ViaLight to be NTF after testing. NTF charges, which may be established and amended by both parties in writing from time to time, will apply only in the event that the number of products determined to be NTF exceeds the NTF Percentage of the total of such Product returned to ViaLight for repair within any calendar month.

19.12.	Epidemic Failure. If, during any consecutive ninety (90) calendar day period of the term during this Agreement, the percentage of Products that fail to meet the Warranty (as a result of the same symptom and same cause) is cumulatively equal to or in excess of the “Product Warranty Failure Percentage” set forth in the associated Product Information Document for the same cause, then such failure shall be considered an “Epidemic Failure.”

19.13.	Warranty Exclusions. Warranties set forth in this Article 19 shall not apply to defects or malfunction of a Product arising from (i) improperly installed, repaired, altered or otherwise modified (other than by ViaLight or ViaLight’s Subcontractors); (ii) misuse, abuse, negligence or accident, (other than by ViaLight or ViaLight’s Subcontractors); or (iii) ABWN Materials, if any.

19.14.	General Warranty Exclusions. Except for those defined in articles 19.1 through 19.5, all other Warranties are excluded.

20.	TERM AND TERMINATION

20.1.	Term. This Agreement shall begin upon the Effective Date and, unless earlier terminated as provided herein, shall continue in effect for five (5) years (“Initial Term”). The Agreement shall automatically renew for additional one (1) year terms unless and until either party provides written notice of non-renewal at least one (1) year prior to the end of any such term.

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20.2.	Termination of Agreement.

20.2.1.	For Breach. If a party materially breaches any provision of this Agreement, the non-breaching party may terminate this Agreement upon thirty (30) calendar days written notice (fifteen (15) calendar days for breach of Section 9.4, Payment Terms) thereof unless such breach is cured within the applicable notice period.

20.2.2.	Termination for Convenience. Either party may terminate this Agreement, or any part thereof, at any time for its sole convenience by giving twelve (12) month advance written notice of termination to the other party. Upon receipt of such notice from ABWN, ViaLight will, except to the extent otherwise specified in such notice, immediately stop all work previously authorized.

20.2.3.	Effect of Termination. No termination or expiration of this Agreement shall (i) relieve either party from any of its obligations hereunder which have accrued on or before the effective date of such termination or expiration, including, without limitation, any obligation to pay to the other party any and all amounts owed pursuant to this Agreement; (ii) affect any rights of either party with respect to any breach of this Agreement; or (iii) cancel any purchase order for the Product placed by ABWN and accepted by ViaLight pursuant to this Agreement. Unfilled purchase orders (or portions thereof) that are not cancelled by the non-breaching party will be filled and paid for in accordance with the terms of this Agreement.

20.3.	Survivability and Obligations Upon Termination. Sections 8.5, 9.4, 13.1, 13.2, 17.7, 17.8, and Articles 18 through 29, inclusive, shall survive the termination of this Agreement. Furthermore, in the event of any termination or expiration of this Agreement (a) ViaLight shall deliver all Tooling, ABWN Equipment and ABWN Material to ABWN within five (5) business days after termination or otherwise agreed period (or upon ABWN’s demand), (b) each party shall return or destroy the other party’s Confidential Information.

21.	TRANSITION SERVICES

21.1.	Transition after Termination. Following any termination or expiration of this Agreement, each party shall assist and cooperate in good faith with the other party to enable an orderly dissolution of the relationship created by this agreement. For the avoidance of doubt, nothing in this Agreement shall constitute or be interpreted as an obligation to ViaLight to transfer, license or make available any information, know-how or IP-rights regarding ViaLight Property to ABWN or a third party for the period following its termination or expiration.

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22.	EXPORT. In exporting and importing Products, each party agrees (a) to comply with all export and import laws, rules, policies, procedures, restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and (b) not to export or import, or allow the export or re-export or import of any goods in violation of any such restrictions, laws or regulations. Each party shall obtain all licenses, permits and approvals required by any government in connection with performing its obligations hereunder; provided, however, that in doing so each party shall at all times fully protect the Confidential Information and proprietary rights of the other party. ABWN shall provide the export classification for each Product to ViaLight. Each party will indemnify and hold the other party harmless for any breach by such party of this Article 22.

23.	INDEPENDENT CONTRACTOR. Each party shall be deemed to be an independent contractor to the other party, and not its agent, joint venture, partner or employee. Neither party shall have any authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party.

24.	CONFIDENTIALITY

24.1.	Proprietary Information. Prior to and during the performance of their obligations specified in this Agreement, the parties may disclose or furnish to each other proprietary marketing, technical or business information that constitute confidential information due to its nature, either verbally or in tangible form (the “Confidential Information”); the Product Information Documents, any information concerning Product design, construction, assembly, manufacture, development, or architecture of a Product and information concerning Customers shall be deemed to be the Confidential Information of ABWN. Confidential Information of the disclosing party shall be held in confidence by the receiving party and not directly or indirectly disclosed, copied or used by the receiving party (except as necessary to perform under this Agreement). Each party agrees that, except as may be required by law, including the rules and regulations of the United States Securities and Exchange Commission, the terms and existence of this Agreement are confidential, and neither party shall disclose such information. Notwithstanding the foregoing, each party may, without further consent of the other party, disclose the contents of this Agreement to its shareholders, potential acquirers, accountants, professional and financial advisors, insurers and other persons necessary for the functioning of such party’s business operations.

24.2.	Non-Confidential Information. Confidential Information shall not include information that (a) is already known to the receiving party without any obligation of confidentiality; (b) has entered the public domain through no action or inaction of the receiving party; (c) is generally available to the public; (d) was disclosed to the receiving party by a third party not in violation of the disclosing party’s proprietary rights or (e) independently developed by the receiving party without access to the Confidential Information or (f) is required to be disclosed in accordance with a judicial or other governmental order; provided, however, the receiving party, subject to what is permitted under the applicable law, either (i) gives the disclosing party reasonable notice prior to such disclosure to allow the disclosing party a reasonable opportunity to seek a protective order or equivalent, or (ii) obtains a written assurance from the competent judicial or governmental entity that it will afford Confidential Information the highest level of protection afforded under the applicable law.

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24.3.	Injunction. The Confidential Information of the disclosing party constitutes valuable trade secrets of the disclosing party and the unauthorized disclosure or use of such Confidential Information by the receiving party will cause irreparable harm, for which no remedies of law will be adequate. Accordingly, the disclosing party shall be entitled to injunctive relief against the receiving party in the event that the receiving party breaches the confidentiality obligations set forth in this article.

24.4.	Insider Trading. ViaLight acknowledges that it is aware that ABWN is a publicly-traded company and that ABWN’s Confidential Information may constitute material non-public information under U.S. securities laws and regulations. As such, ViaLight shall ensure that its Officers and Directors are contractually prohibited from transacting in ABWN’s securities based on such Confidential Information or from communicating such Confidential Information to others in connection with the trading of such securities.

24.5.	Data Security. The receiving party shall implement safeguards and procedures to prevent unauthorized access to, and the destruction, loss, misuse or improper alteration of, all Confidential Information of the disclosing party. If the receiving party becomes aware of any unauthorized access to the disclosing party’s Confidential Information, it shall report immediately in detail such incident to the disclosing party and take appropriate remedial actions. ViaLight will comply with written requirements mutually agreed to by ABWN and ViaLight for ViaLight and ViaLight’s Subcontractors, as ViaLight is notified of such requirements which may be revised from time to time. In addition to such requirements, ViaLight will also adhere to data security requirements and procedures, that provide for, without limitation: (i) appropriate industry standard security systems, computers and technologies, including firewalls and encryption; (ii) for certain equipment (e.g. classified equipment) physical security procedures, including security guards and regular monitoring of all work areas; (iii) background checks on all of ViaLight’s personnel and Subcontractors; (iv) restriction of use and copying of ABWN Confidential Information on a “need-to-know” basis and only at authorized locations; (v) appropriate levels of regular monitoring of the transport and storage of ABWN Confidential Information; (vi) appropriate levels of regular monitoring of password procedures; and (vii) appropriate levels of regular and random monitoring of Suppliers, Subcontractors and employees providing Design Services or working on Existing or Custom Products deliverable to ABWN.

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25.	INDEMNIFICATION

25.1.	ABWN Indemnification of ViaLight. ABWN shall indemnify, defend, and hold harmless ViaLight and its employees, directors, officers, agents, subsidiaries, successors and assigns (each a “ViaLight Party”) from any costs deriving from and against third party claims asserted against each ViaLight Party to the extent such claims (I) assert that (a) the ABWN Requirements Documents (or any process, method, design, product or component that directly and necessarily results from compliance with the ABWN Requirements Documents); (b) ABWN Consigned Items; (c) Marks; or (d) modifications made to each Product Information Document as instructed by ABWN, infringes any patent, trademark, mask work, copyright, trade secret or other intellectual property right of a third party; or (II) are based on the gross negligence or willful misconduct of ABWN or its agents; provided, however, (i) ViaLight gives prompt written notice of each such claim; and (ii) ViaLight reasonably cooperates in the defense or settlement of each such claim. ViaLight may participate in the defense of each such claim, with its own counsel at its own expense. ABWN shall pay any final judgment on each such claim and will pay any settlement costs to which it agrees. ABWN shall not be responsible for any settlement costs to which it does not agree in writing.

25.2.	ViaLight Indemnification of ABWN. ViaLight shall indemnify, defend, and hold harmless ABWN and its employees, directors, officers, subsidiaries, agents, successors and assigns (each an “ABWN Party”) from any costs deriving from and against third party claims asserted against each ABWN Party to the extent such claims (a) assert that the design or manufacturing process used by ViaLight in the manufacture of Products hereunder or the design of a Product or any method, process outlined in or component of a Product Information Document infringes any patent, trademark, mask work copyright, trade secret or other intellectual property right of a third party; or (b) are based on the gross negligence or willful misconduct of ViaLight or its agents; provided, however, ABWN shall be required to (i) give ViaLight prompt written notice of each such claim and (ii) ABWN reasonably cooperates in the defense or settlement of each such claim. ViaLight shall pay any final judgment on each such claim and will pay any settlement costs to which it agrees. ViaLight shall not be responsible for any settlement costs to which it does not agree in writing. This section does not apply to the extent each such claim is specific to the (A) ABWN Consigned Items, or other materials procured from ABWN’s designated suppliers or otherwise provided by ABWN; (B) unauthorized modifications or other unauthorized alterations made by a party other than ViaLight to a Product after delivery; (C) modifications or other alterations made to a Product Information Document as instructed by ABWN; (D) process, method, design, product or component that directly and necessarily results from compliance with an ABWN Requirements Document or have been specifically requested by ABWN ; or (E) Marks.

25.3.	Correction. If ViaLight reasonably believes that a certain manufacturing process or method used by ViaLight in the manufacture of a Product or the manufacture or sale or use of a Product may be enjoined, ViaLight shall use all diligent commercial efforts to either promptly (a) procure for ABWN the right to continue to use the same or (b) replace or modify the same to make it non-infringing.

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26.	LIENS AND SECURITY INTERESTS. During the term of this Agreement, ViaLight warrants that ViaLight has not and will not, directly or indirectly create, incur or permit to exist any lien, encumbrance or security interest on or with respect to the Components or Products or any portion thereof.

27.	NON-COMPETITION AND NON-SOLICITATION

27.1.	Non-Competition. During the term of this Agreement and for a period of twelve (12) months after the termination or expiration of this Agreement (the “Non-Competition Period”), ViaLight shall not, and shall cause each of its Affiliates not to, directly or indirectly, anywhere in the United States or within any other geographical area or territory in the world where ABWN’s Products and Services are promoted, marketed, sold, distributed or used, engage in the business of owning, licensing, developing, marketing, manufacturing, producing, selling or distributing products and services that compete with ABWN’s Products and Services and the application of ABWN’s commercial manned aircraft to manned aircraft airborne mesh network up to 12km altitude.

27.2.	Non-Solicitation. During the Non-Competition Period, the Parties shall not, and shall cause each of their Affiliates not to, (a) directly or indirectly, hire, engage or employ (as an employee, consultant or otherwise) any employee or independent contractor of the other Party (collectively, “Employees”), (b) by or through any director, officer or agent of either Party, directly or indirectly, solicit for employment or the engagement of services of any Employee or induce or attempt to induce any Employee to leave his or her employment with the respective Party, or in any way intentionally interfere with the employment relationship between any Employee and the respective Party, in each case, for the purpose of employing or engaging the services of such Employee or soliciting such Employee to become an employee or consultant of the other Party or any of their Affiliates or any other person; provided, however, that nothing herein shall preclude a Party from employing or soliciting any Employee (i) who independently responds to any public advertisement or general solicitation (such as a newspaper advertisement or internet posting) not specifically targeting such a Party’s Employee or (ii) following the termination of such Party’s Employee’s employment with the Party for any reason; provided, however, that one Party has not induced such Employee from the other Party to terminate his or her employment in breach of the initiating Party’s obligations hereunder, or (c) take any action or attempt to take any action with the intent of impairing any material relationship, contractual or otherwise, between a Party and any customer, supplier, consultant, independent contractor, distributor, or reseller.

4115 Guardian Street • Suite - C • Simi Valley • California 93063-3382 • Telephone +1 805-583-4302 • www.airbornewirelessnetwork.com

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27.3.	Reasonableness of Restrictions. ViaLight acknowledges that the restrictive covenants contained in this article are necessary for the protection of the business investment by Airborne in the acquisition of the Products pursuant to this Agreement and are reasonable in terms of time, geographic area, scope and content.

27.4.	Remedies. ABWN and ViaLight acknowledge that either or both Parties shall be damaged irreparably in the event any of the provisions of this article are not performed in accordance with their specific terms or otherwise are breached, and money damages or other legal remedies would not be an adequate remedy for any such damages. It is, accordingly, agreed that in addition to any other remedies available to either Party pursuant to this Agreement, or otherwise, (i) either Party shall be entitled to an injunction or injunctions to prevent breaches of this article and to enforce specifically the terms and provisions of this article, without bond or other security being required, and (ii) the right of specific enforcement is an integral part of the transactions and relationship contemplated by this Agreement and without those rights, neither Party would not have entered into this Agreement.

28.	MISCELLANEOUS.

28.1.	Assignability. Neither party shall transfer or assign any of its rights or obligations hereunder without the prior written consent of the other party and any transfer or obligations hereunder without the prior written consent of the both parties shall be void and of no effect. Notwithstanding the foregoing, ABWN may assign this Agreement without consent to an acquirer of all or substantially all of ABWN’s equity, assets or business; however, that such acquirer is not the competitor of ViaLight.

28.2.	Insurance. ViaLight shall maintain (at its own expense) all necessary insurance required by local laws or statutes of those jurisdictions in which ViaLight has operations, which may include, but not limited to, workmen’s compensation, disability, and unemployment insurance, as well as public liability, product liability, property damage, and automobile liability insurance against any and all losses, claims, demands, proceedings, damages, costs, charges and expenses for injuries or damage to any person or property arising out of or in connection with this Agreement that are the result of the fault or negligence of ViaLight.

28.3.	Obligatory Nature; No Third-Party Beneficiary. The terms and provisions of this Agreement shall be obligating and inure to the benefit of the parties, and their respective successors and permitted assigns, and is made solely and specifically for their benefit. No other person shall have any right, interest or claim hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

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28.4.	Waiver. No waiver of any covenant, representation, warranty, condition, or limitation specified in this Agreement shall be valid unless the same is made in writing and duly executed by the party making the waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

28.5.	Number and Gender. Whenever the singular number is used in this Agreement, and when required by the context, the same shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders, and vice versa; and the word "person" shall include corporation, firm, trust, estate, joint venture, governmental agency, sole proprietorship, political subdivision, company, congregation, organization, fraternal order, club, league, society, municipality, association, joint stock company, partnership or other form of entity, whether active or passive.

28.6.	Governing Law and Venue. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law’s provisions and without regard to the United Nations Convention on Contracts for the International Sale of Goods. The sole and exclusive venue and jurisdiction for all disputes arising from this Agreement shall be the state and federal courts located in Los Angeles County, California, and each party hereby consents to such jurisdiction and venue.

28.7.	Severability. In the event any provision of this Agreement or the subject matter of this Agreement, for any reason, is determined by a court of competent jurisdiction to be invalid, such determination shall not affect the validity of any remaining provision or subject matter of this Agreement, which remaining provision or subject matter shall remain in full force and effect as if this Agreement had been executed with the invalid provision or subject matter thereof eliminated. It is hereby declared the intention of the parties that they would have executed the remaining provisions or subject matter of this Agreement without including any such provision or subject matter which, for any reason, may be hereafter determined to be invalid.

28.8.	Entire Agreement. This Agreement is the final written expression and the complete and exclusive statement of all the agreements, conditions, promises, representations, warranties and covenants among the parties with respect to the subject matter of this Agreement; and this Agreement supersedes all prior or contemporaneous agreements, negotiations, representations, warranties, covenants, understandings and discussions by and among the parties, their respective representatives, and any other person, with respect to the subject matter specified in this Agreement. Each of the parties represents, warrants and covenants that, in executing this Agreement, such party has relied solely on the terms, conditions and provisions specified in this Agreement. Each of the parties, additionally, represents, warrants and covenants that, in executing and delivering this Agreement, such party has placed no reliance whatsoever on any statement, representation, warranty, covenant or promise of the other party, or any other person, not specified expressly in this Agreement, or upon the failure of any party or any other person to make any statement, representation, warranty, covenant or disclosure of any nature whatsoever. The parties have included this section to preclude (i) any claim that any party was in any manner whatsoever induced fraudulently to enter into, execute and deliver this Agreement and (ii) the introduction of parol evidence to vary, interpret, supersede, modify, amend, annul, supplement or contradict the terms, conditions and provisions of this Agreement.

4115 Guardian Street • Suite - C • Simi Valley • California 93063-3382 • Telephone +1 805-583-4302 • www.airbornewirelessnetwork.com

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28.9.	Notices. Any notice, direction or instrument required or permitted to be given pursuant to this Agreement shall be given in writing by (a) telegram, facsimile transmission, electronic transmission, or similar method, if confirmed by mail as herein provided; (b) by mail, if mailed postage prepaid, by certified mail, return receipt requested; or (c) hand delivery to any party at the addresses of the parties specified below. If given by telegram, facsimile transmission, electronic transmission or similar method or by hand delivery, such notice, direction or instrument shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the second (2nd) business day following the day after which it was mailed. Any party may, from time to time by similar notice, give notice of any change of address, and in such event, the address of such party shall be deemed to be changed accordingly. The address, telephone number and facsimile transmission number for the notice of each party are:

If to ViaLight:

ViaLight Communications GmbH

Friedrichshafenerstr.1,

D-82205 Gilching, Germany

Facsimile number: __________________________

Email Address: _____________________________

If to ABWN:

4115 Guardian Street,

Suite C, Simi Valley,

California 93063, U.S.A.

Facsimile number: __________________________

Email Address: _____________________________

or at such other address as the party affected may designate in a written notice to such other party in compliance with this section.

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28.10.	Captions and Interpretations. Captions of the provisions of the articles and sections of this Agreement are for convenience and reference only, and the words specified therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction, or meaning of the provisions of this Agreement. The provisions of this Agreement, in all cases, shall be construed in accordance with the fair meaning of those provisions, as if prepared by both parties and not strictly for or against either party. Each party has reviewed this Agreement. The rule of construction which requires a court to resolve any ambiguities against the drafting party shall not apply in interpreting the provisions of this Agreement.

28.11.	Amendments. Any provision hereof may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of ABWN and ViaLight. It is the intention of the parties, however, that this Agreement control as to additional or different terms of any invoices, confirmations or similar documents (other than additional terms (e.g. quantities, proposed shipping dates, etc.) expressly contemplated herein as to be supplied in such documents) even if accepted in writing by both parties.

28.12.	Execution in Counterparts. This Agreement may be prepared in multiple copies and forwarded to each of the parties for execution. The signatures of both of the parties may be affixed to one copy or to separate copies of this Agreement, and when all such copies are received and signed by both of the parties, those copies shall constitute one agreement, which is not otherwise separable or divisible.

28.13.	Force Majeure. If any party is rendered unable, completely or partially, by the occurrence of an event of "force majeure" (hereinafter defined) to perform such party's obligations created by the provisions of this Agreement, such party shall give to the other party prompt written notice of the event of "force majeure" with reasonably complete particulars concerning such event; thereupon, the obligations of the party giving such notice, so far as those obligations are affected by the event of "force majeure," shall be suspended during, but no longer than, the continuance of the event of "force majeure." The party affected by such event of "force majeure" shall use all reasonable diligence to resolve, eliminate and terminate the event of "force majeure" as quickly as practicable. The requirement that an event of "force majeure" shall be remedied with all reasonable dispatch as hereinabove specified, shall not require the settlement of strikes, lockouts or other labor difficulties by the party involved, contrary to such party's wishes, and the resolution of any and all such difficulties shall be handled entirely within the discretion of the party concerned. The term "force majeure" as used in this Agreement shall be defined as and mean any act of God, strike, civil disturbance, lockout or other industrial disturbance, act of the public enemy, war, blockade, public riot, earthquake, tornado, hurricane, lightning, fire, public demonstration, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of personnel, unavailability of equipment, and any other cause or event, whether of the type enumerated specifically in this section or otherwise, which is not reasonably within the control of the party claiming such suspension.

4115 Guardian Street • Suite - C • Simi Valley • California 93063-3382 • Telephone +1 805-583-4302 • www.airbornewirelessnetwork.com

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28.14.	Consent to Agreement. By executing this Agreement, each party, for itself represents such party has read or caused to be read this Agreement in all particulars, and consents to the rights, conditions, duties and responsibilities imposed upon such party as specified in this Agreement. Each party represents, warrants and covenants that such party executes and delivers this Agreement of its own free will and with no threat, undue influence, menace, coercion or duress, whether economic or physical. Moreover, each party represents, warrants, and covenants that such party executes this Agreement acting on such party's own independent judgment.

The parties agree to amend and update the Exhibits as necessary upon mutual agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the Effective Date.

ViaLight Communications GmbH		ABWN
	Markus Knapel		/s/ Michael J Warren
By:	/s/ Markus Knapel	By:	Michael J Warren
Title:	CEO	Title:	CEO

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